Exhibit 99.2
WESTWOOD ONE, INC.
INDEX

Page No.

Unaudited Pro Forma Financial Information	P2

Unaudited Pro Forma Balance Sheet at June 30, 2009	P4

Unaudited Pro Forma Statement of Operations for the six months ended June 30, 2009	P5

Unaudited Pro Forma Statement of Operations for the twelve months ended December 31, 2008	P6

Unaudited Notes to Pro Forma Financial Statements	P7

P1

UNAUDITED PRO FORMA FINANCIAL INFORMATION
We have prepared the following pro forma financial statements which reflect information currently available to management and assumptions management believes to be reasonable.
The following unaudited pro forma financial information is derived from our unaudited historical financial statements as of and for the six months ended June 30, 2009 and from the audited historical financial statements for the twelve months ended December 31, 2008 and reflect the Restructuring, the resultant acquisition accounting and the conversion of the Class B stock (which occurred on July 9, 2009), the Series A-1 Preferred Stock (3,500 shares of which were converted on July 9, 2009 and the remainder of which were automatically converted on August 3, 2009) and the Series B Preferred Stock (which automatically converted on August 3, 2009) to common stock and the effects of the 200:1 reverse stock split which occurred on August 3, 2009, (reflected in historical financial statements) as if each had been consummated as described below. We prepared the unaudited pro forma financial information using the acquisition method of accounting, which is based on SFAS 141R. SFAS 141R uses the fair value concepts defined in SFAS No. 157, “Fair Value Measurements” (“FAS 157”). The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The pro forma adjustments are based upon best available information and certain assumptions that our management believes are reasonable. The unaudited pro forma balance sheet as of June 30, 2009 has been prepared as if conversion of preferred stock into common stock had occurred on that date. The unaudited historical balance sheet as of June 30, 2009 already reflects the Restructuring and resultant acquisition accounting. The unaudited pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 give effect to these events as if each had occurred on January 1, 2008.
As part of the Restructuring, our then existing debtholders released all of their existing obligations in exchange for (1) $117.5 million of Senior Notes, (2) 34,962 shares of Series B Preferred Stock, and (3) a one-time cash payment of $25.0 million. We also entered into the Senior Credit Facility pursuant to which we have a $15.0 million revolving line of credit and a $20.0 million unsecured non-amortizing term loan. As of May 31, 2009, we had borrowed the entire amount under the term loan and we had not made any borrowings under the revolving line of credit.
In addition, Gores (1) agreed to purchase, at a discount, approximately $22.6 million principal amount of our then existing debt held by debt holders who did not wish to participate in the new notes, (2) agreed to guarantee the Senior Credit Facility and a $10.0 million contractual commitment by one of our wholly owned subsidiaries and (3) invested $25.0 million in the Company for 25,000 shares of Series B Preferred Stock. In connection with Gores providing the guarantees and purchasing the debt from non-participating holders, the 75,000 shares of Series A Preferred Stock held by Gores immediately prior to the refinancing, which then had a liquidation preference of approximately $79.0 million, were exchanged for 75,000 shares of Series A-1 Preferred Stock with a per share conversion price which provided Gores with an approximately 54.6% interest in the Company after the refinancing. Taking into account Gores’ Series B Preferred Stock, Series A-1 Preferred Stock and common stock, upon the consummation of the Restructuring, Gores’ ownership in the Company increased from approximately 36% to 75.1%. Accordingly, the Restructuring, when considering the ownership held by Gores as well as the ownership held by our then existing debt holders, constituted a change of control transaction that requires us to follow the purchase method of accounting, as described by Statement of Financial Accounting Standards (SFAS) 141R, “Business Combinations” (“SFAS 141R”).
We have considered the ownership held by Gores and our then existing debt holders as a collaborative group in accordance with Emerging Issues Task Force D-97, “Push Down Accounting”. As a result, we have followed the acquisition method of accounting, as described by SFAS 141R, and applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, our consolidated financial statements and transactional records prior to the closing of the Restructuring reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the Restructuring are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. This is presented in our consolidated financial statement by a vertical black line division that appears between the columns entitled predecessor company and successor company on the statements and relevant notes. The black line in our historical financial statements signifies that the amounts shown for the periods prior to and subsequent to the Restructuring are not comparable.

P2

The pro forma adjustments are preliminary and have been made solely for purposes of developing the pro forma financial information for illustrative purposes necessary to comply with the requirements of the SEC. The actual results reported in periods following the transactions may differ significantly from those reflected in these pro forma financial statements for a number of reasons, including but not limited to, differences between the assumptions used to prepare these pro forma financial statements and actual amounts. In addition, no adjustments have been made for non-recurring items related to the transactions. As a result, the pro forma information does not purport to be indicative of what the financial condition or results of operations would have been had the transactions been completed on the applicable dates of this pro forma financial information. The pro forma financial statements are based upon historical financial statements and do not purport to project the future financial condition and results of operations after giving effect to the transactions.
The pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the purchase price and the allocation thereof to the assets acquired and liabilities assumed based on preliminary estimates of fair value. The final purchase price allocation could differ from that reflected in the pro forma financial statements.
The following unaudited pro forma financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements as of December 31, 2008 and for each of the years in the three-year period ended December 31, 2008, including the accompanying notes thereto, which are included herein and in our unaudited consolidated financial statements as of June 30, 2009 and for each of the six-month periods ended June 30, 2009 and 2008, including the accompanying notes thereto, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

P3

UNAUDITED PRO FORMA BALANCE SHEET
JUNE 30, 2009
(In thousands, except share and per share amounts)

		Pro Forma
		Adjustments
		Conversion
	Historical	Related		Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$7,980			$7,980
Accounts receivable	82,448			82,448
Prepaid and other assets	17,026			17,026

Total Current Assets	107,454	—		107,454
Property and equipment	36,357			36,357
Goodwill	86,414			86,414
Intangible assets	112,032			112,032
Deferred tax asset	2,385			2,385
Other assets	2,414			2,414

Total Assets	$347,056	$—		$347,056

Liabilities, Redeemable Preferred Stock And Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$17,588			$17,588
Amounts payable to related parties	20,128			20,128
Deferred revenue	2,681			2,681
Accrued expenses and other liabilities	19,648			19,648
Current maturity of long-term debt	—			—

Total Current Liabilities	60,045	—		60,045
Long-term debt	128,078			128,078
Deferred tax liability	63,845			63,845
Due to Gores	10,891			10,891
Other liabilities	10,551			10,551

Total Liabilities	273,410	—		273,410

Commitments and Contingencies
Series A-1 Redeemable Preferred Stock	38,880
BCF Contingency		(36,941	)(B)	—
Effect of conversion on BCF		42,828	(B)
Conversion to Common Stock		(44,767	)(B)
Series B Redeemable Preferred Stock	30,476
BCF Contingency		(29,005	)(B)	—
Effect of conversion on BCF		33,627	(B)
Conversion to Common Stock		(35,098	)(B)

Total Redeemable Preferred Stock	69,356	(69,356)		—

Shareholders’ Equity (Deficit)
Common stock	5	198	(B)	203
Class B stock	3	(3	)(B)	—
Additional paid-in capital	10,561	69,161	(B)	79,722
Net unrealized gain	(95)			(95)
Accumulated deficit	(6,184)			(6,184)

Total Shareholders’ Equity (Deficit)	4,290	69,356		73,646

Total Liabilities, Redeemable Preferred Stock and Shareholders’ Equity (Deficit)	$347,056	$—		$347,056

See accompanying notes to the unaudited pro forma financial information

P4

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009
(In thousands, except share and per share amounts)

		Pro Forma Adjustments
		Acquisition		Conversion
	Historical	Related		Related		Pro Forma
Net Revenue	$169,518					$169,518

Operating Costs	163,696					163,696
Depreciation and Amortization	8,430	121	(A)(C)			8,551
Corporate General and Administrative Expenses	6,655					6,655
Restructuring Charges	5,430					5,430
Special Charges	13,187					13,187

	197,398	121		—		197,519

Operating (Loss)	(27,880)	(121)		—		(28,001)
Interest Expense	7,914	919	(D)			8,833
Other Income	(363)					(363)

(Loss) Before Income Tax	(35,431)	(1,040)		—		(36,471)
Income Tax (Benefit) Expense	(10,286)	(302	)(F)			(10,588)

Net (Loss)	$(25,145)	$(738)		$—		$(25,883)

Net (Loss) Income Attributable to Common Shareholders	$(31,632)	$(738)		$6,487	(G)	$(25,883)

(Loss) Per Share
Common Stock
Basic	$(62.45)			$61.18		$(1.27)

Diluted	$(62.45)			$61.18		$(1.27)

Class B Stock
Basic	$—					$—

Diluted	$—					$—

Weighted Average Shares Outstanding:
Common Stock
Basic	506			19,800	(G)	20,306

Diluted	506			19,800	(G)	20,306

Class B Stock*
Basic	292			(292	)(G)	—

Diluted	292			(292	)(G)	—

*	Reverse stock split not reflected in historical total. Class B stock was converted into common stock prior to effectiveness of reverse stock split.
See accompanying notes to the unaudited pro forma financial information

P5

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2008
(In thousands, except share and per share amounts)

		Pro Forma Adjustments
		Acquisition		Conversion
	Historical	Related		Related		Pro Forma
Net Revenue	$404,416					$404,416

Operating Costs (includes related party expenses of $73,049)	360,492					360,492
Depreciation and Amortization (includes related party warrant amortization of $1,618)	11,052	17,399	(A)(C)			28,451
Corporate General and Administrative Expenses (includes related party expenses of $610)	13,442					13,442
Goodwill Impairment	430,126					430,126
Restructuring Charges	14,100					14,100
Special Charges (includes related party expenses of $5,000)	13,245					13,245

	842,457	17,399		—		859,856

Operating (Loss)	(438,041)	(17,399)		—		(455,440)
Interest Expense	16,651	1,717	(D)			18,368
Other Income	(12,369)	—				(12,369)

(Loss) Before Income Tax	(442,323)	(19,116)		—		(461,439)
Income Tax (Benefit) Expense	(14,760)	(5,706	)(F)			(20,466)

Net (Loss)	$(427,563)	$(13,410)		$—		$(440,973)

Net (Loss) Income Attributable to Common Shareholders	$(430,644)	$(13,410)		$3,081	(G)	$(440,973)

(Loss) Per Share
Common Stock
Basic	$(878.73)			$857.00		$(21.73)

Diluted	$(878.73)			$857.00		$(21.73)

Class B Stock
Basic	$—					$—

Diluted	$—					$—

Weighted Average Shares Outstanding:
Common Stock
Basic	490			19,800	(G)	20,290

Diluted	490			19,800	(G)	20,290

Class B Stock
Basic	1			(1	)(G)	—

Diluted	1			(1	)(G)	—

See accompanying notes to the unaudited pro forma financial information

P6

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
(in thousands, except per share amounts)
Note 1. Basis of Presentation
The unaudited pro forma financial statements were prepared using the acquisition method of accounting under existing U.S. GAAP standards and are based on our historical consolidated financial statements for the twelve months ended December 31, 2008 and as of and for the six months ended June 30, 2009.
The unaudited pro forma balance sheet as of June 30, 2009 has been prepared as if conversion of preferred stock into common stock had occurred on that date. The unaudited historical balance sheet as of June 30, 2009 already reflects the Restructuring and resultant acquisition accounting. The unaudited pro forma statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 give effect to these events as if each had occurred on January 1, 2008.
The unaudited pro forma financial information was prepared using the acquisition method of accounting, which is based on FAS 141R. which uses the fair value concepts defined in FAS 157. We have adopted both FAS 141R and FAS 157 as required.
FAS 141R requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, FAS 141R establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. The transaction fees for the acquisition will be expensed as incurred under FAS 141R.
FAS 157 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of inputs used to develop the fair value measures. Fair value is defined in FAS 157 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments described below have been developed based on assumptions and adjustments, including assumptions relating to the purchase price and the allocation thereof to the assets acquired and liabilities assumed based on preliminary estimates of fair value. The final purchase price allocation may differ from that reflected in the pro forma financial statements.
The unaudited pro forma financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.
Note 2. Unaudited Pro Forma Adjustments — Balance Sheet
The Unaudited Pro Forma Balance Sheet as of June 30, 2009 reflects the conversion of all of the Class B stock (which occurred on July 9, 2009), the Series A-1 Preferred Stock (3,500 shares of which were converted on July 9, 2009 and the remainder of which automatically converted on August 3, 2009) and the Series B Preferred Stock to common stock which occurred on August 3, 2009 as if it had occurred on June 30, 2009.

P7

(A) Acquisition Accounting
As a result of our Restructuring that closed in the second quarter, Gores acquired approximately 75.1% of our equity and our then existing lenders acquired approximately 23.0% of our equity. We have considered the ownership held by Gores and our existing debt holders as a collaborative group in accordance with EITF D-97, “Push Down Accounting”. As a result, we have followed the acquisition method of accounting, as described by SFAS 141R, and have applied the SEC rules and guidance regarding “push down” accounting treatment. Accordingly, our historical consolidated financial statements and transactional records prior to the closing of the Restructuring reflect the historical accounting basis in our assets and liabilities and are labeled predecessor company, while such records subsequent to the Restructuring are labeled successor company and reflect the push down basis of accounting for the new fair values in our financial statements. Additionally, our historical financial statements include revalued assets and liabilities, which were revalued using our best estimate of current fair value as required by the Restructuring.
Based on the complex structure of the Restructuring described above, a valuation was performed to determine the acquisition price using the Income Approach employing a Discounted Cash Flow (DCF) methodology. The DCF method explicitly recognizes that the value of a business enterprise is equal to the present value of the cash flows that are expected to be available for distribution to the equity and/or debt holders of a company. In the valuation of a business enterprise, indications of value are developed by discounting future net cash flows available for distribution to their present worth at a rate that reflects both the current return requirements of the market and the risk inherent in the specific investment.
We used a multi-year DCF model to derive a Total Invested Capital (TIC) value which was adjusted for cash, non-operating assets and any negative net working capital to calculate a Business Enterprise Value (BEV) which was then used to value our equity. In connection with the Income Approach portion of this exercise, we made the following assumptions: (a) the discount rate was based on an average of a range of scenarios with rates between 15% and 16%; (b) management’s estimates of future performance of our operations and; (c) a terminal growth rate of 2%. The discount rate and market growth rate reflect the risks associated with the general economic pressure impacting both the economy in general and more specifically and substantially the advertising industry. All costs and professional fees incurred as part of the Restructuring totaling approximately $15,777 have been expensed as special charges in periods ended April 23, 2009 and prior (the predecessor company).
The allocation of Business Enterprise Value is as follows:

Purchase Price
Current Assets	$104,641
Goodwill	86,414
Intangibles	116,910
Property, Plant and Equipment, Net	36,270
Other assets	21,913
Current Liabilities	81,160
Deferred Income Taxes	77,879
Due to Gores	10,797
Other Liabilities	10,458
Long-term debt	106,703

Total Estimated Purchase Price	$79,151

We expect to finalize the valuation and complete the allocation of the Business Enterprise Value as soon as practicable but no later than one year from the acquisition date.
In accordance with FAS 141R which is applicable to the Restructuring and the change of control, we have revalued our Goodwill and Intangibles using our best estimate of current fair value. The value assigned to goodwill and indefinite lived intangible assets is not amortized to expense and the majority is not expected to be tax deductible Our client contracts are typically exclusive agreements with our partners and/or talent to provide programming and content over a specified period of time. The values assigned to definite lived assets are amortized over their estimated useful life.

P8

Similarly, in accordance with FAS 141R which is applicable to the Restructuring and the change of control, we have identified leases and client contracts which we valued below market. Accordingly, a liability of $3,460 has been recorded to reflect the estimated fair value of the leases and client contracts and such amount is being taken to income over the remaining life of the contract.

	For the Twelve Months ended December 31, 2008
Intangibles	Estimated Life	Opening Balance	Amortization	Ending Balance
Trademarks	Indefinite	$20,900	—	20,900
Affiliate Relationships	10 years	72,100	7,210	64,890
Internally Developed Software	5 years	5,600	1,120	4,480
Client Contracts	5 years	8,930	1,984	6,946
Leases	7 years	980	140	840
Insertion Orders	9 months	8,400	8,400	—

Subtotal — Assets		116,910	18,854	98,056

Client Contracts	1.5 years	(1,410)	(940)	(470)
Leases	7 years	(2,050)	(293)	(1,757)

Subtotal — Liabilities		(3,460)	(1,233)	(2,227)

Net Total			17,621
Amortization Expense			752

Adjustment to amortization expense (see (h) for depreciation expense adjustment)			16,869

	For the Six Months ended June 30, 2009
Trademarks	Indefinite	$20,900	—	20,900
Affiliate Relationships	10 years	64,890	3,605	61,285
Internally Developed Software	5 years	4,480	560	3,920
Client Contracts	5 years	6,946	992	5,954
Leases	7 years	840	70	770
Insertion Orders	9 months	—	—	—

Subtotal — Assets		98,056	5,227	92,829

Client Contracts	1.5 years	(470)	(470)	—
Leases	7 years	(1,757)	(146)	(1,611)

Subtotal — Liabilities		(2,227)	(616)	(1,611)

Net Total			4,611
Amortization Expense			4,755

Adjustment to amortization expense (see (h) for depreciation expense adjustment)			(144)

Deferred Tax Liability	June 30, 2009
Intangibles added to assets	$114,480
Intangibles added to liabilities	(3,460)

Net Total	111,020
Effective Tax Rate	38.25%

Deferred Tax Liability for Intangibles	42,465
Deferred Tax Liability for Cancellation of Debt for Tax Purposes	35,967
Deferred Tax Liability — Other	546

Deferred Tax Liability	$78,978

P9

B) The column labeled “Pro forma Adjustments — Conversion Related” represents the effects of the conversion of Class B stock, Series A-1 Preferred Stock and Series B Preferred Stock into common shares that occurred on August 3, 2009 (and the 3,500 shares of Series A-1 Preferred Stock that converted on July 9, 2009). The Series A-1 Preferred Stock was converted on August 3, 2009 into the number of shares of common stock obtained by multiplying the number of shares of Series A-1 Preferred Stock to be converted by the liquidation preference and dividing such amount by the conversion price. The Series B Preferred Stock was converted on August 3, 2009 into the number of shares of common stock obtained by multiplying the number of shares of Series B Preferred Stock to be converted by the liquidation preference and dividing such amount by the conversion price.
In connection with the Restructuring and the issuance of the Preferred Stock, we have determined that the Preferred Stock contained a beneficial conversion feature (“BCF”) that is partially contingent. The BCF is measured as the spread between the effective conversion price and the market price of common stock on the commitment date and then multiplying this spread by the number of conversion shares, as adjusted for the contingent shares. A portion of the BCF was recognized at issuance (issuance BCF) while the majority of the BCF is contingent (contingent BCF) upon the authorization of additional common shares which, in our cases, did not occur until August 3, 2009.
The total BCF, which is limited to the carrying value of the Preferred Stock, is approximately $76.9 million, of which $10.9 million relates to the issuance BCF, and will be amortized using the effective yield method over the period until redemption. The contingent BCF, which amounts to $66.0 million (and was limited to the carrying amount of the Preferred Stock), will be recognized when the contingency is resolved in the third quarter (August 3, 2009) which due to the immediate conversion, will result in, among other effects, a deemed dividend that will be included in historical earnings per share calculation (see Note G).
C) Depreciation expense reflects an increase of $530 for the twelve months ended December 31, 2008 and an increase of $265 for the six months ended June 30, 2009. (See adjustment (A) for amortization adjustment of definite lived intangibles).
Note 3. Unaudited Pro Form Adjustments — Statement of Operations
The Unaudited Pro Forma Statements of Operations for the year ended December 31, 2008 and for the six months ended June 30, 2009 reflects the Restructuring, the resultant acquisition accounting, the conversion of the Class B stock, the Series A-1 Preferred Stock and the Series B Preferred Stock into common stock and the effects of the 200:1 reverse stock split and gives effect to these events as if each had occurred on January 1, 2008:
D) The Senior Notes bear interest at 15% per annum, payable 10% in cash and 5% in-kind (PIK interest). Interest expense was adjusted to reflect the new debt of $117,500 and new interest rate of 15% on such indebtedness. The PIK interest is added to the principal quarterly but will not be payable until maturity. The debt has been recorded for the pro forma financial statements at face value, which is our best estimate of fair value.

	For the Twelve	For the Six
	Months ended	Months ended
Interest Expense	December 31, 2008	June 30, 2009
Interest expense on new debt	17,958	9,319
Interest expense on indebtedness prior to refinancing	16,241	8,400	*

Incremental Interest Expense Adjustment	1,717	919

*	Includes $4,603 of interest on new debt from April 2009 to June 30, 2009.
E) Amortization of the new intangibles for Affiliate Relationships, Client Contracts and Insertion Orders was reflected (see adjustment (A) above).

P10

F) Taxes were calculated on the new pro forma (loss) amount using the effective rate for each applicable period.

Tax	December 31, 2008	June 30, 2009
PreTax (Loss)	$(442,323)	$(35,431)
Tax Benefit (Expense)	14,760	10,286

Effective Rate	3.3%	29.0%
Non-deductible Portion of Goodwill Write-off	31.8%	0.0%

Normalized Effective Tax Rate	35.1%	29.0%

ProForma PreTax (Loss)	(461,439)	(36,471)
Adjustment for Goodwill Impairment	403,194	—
	—	—

Adjusted ProForma Pretax (Loss)	(58,245)	(36,471)

Pro Forma Tax Benefit (Expense)	$20,466	$10,588

G) Earnings per share amounts give effect to the 200:1 reverse stock split. While a contingent beneficial conversion feature was recorded in the pro forma balance sheet, it has been excluded from the pro forma statement of operations since such adjustment is non-recurring and directly related to the Restructuring (See Note B). Additionally, we have excluded all preferred stock accretion from our earnings per share amounts.

Common Stock Share Calculation After Conversion	Number of Shares
Common Stock	102,457
Class B Stock	292
Series A-1 Convertible Preferred Stock	2,218,134
Series B Convertible Preferred Stock	1,741,563

Total Common Stock before Reverse Stock Split	4,062,446
Reverse Stock Split ratio	200

Common Shares Issued and Outstanding	20,312

P11